Exhibit 99.1

First United Earns BauerFinancial's 5-Star Rating for the Fourth Year Running

OAKLAND, Md., March 23, 2021 /PRNewswire/ -- First United Corporation, (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the "Company" or "First United"), today announced that, for the fourth consecutive year, the Company earned a 5-star rating from BauerFinancial, Inc. ("BauerFinancial"), the nation's leading independent bank and credit union rating firm.

Since 1983, BauerFinancial has conducted its own independent analysis to rate the strength of banks for their depositors. As BauerFinancial's highest rating, the 5-Star Superior rating recognizes First United for its continuous excellency in banking based on metrics including capital adequacy, profitability and asset quality, among others.

"We are proud of, once again, earning BauerFinancial's gold standard 5-Star rating," said Carissa Rodeheaver, CEO, President and Chairman of the Board of Directors, First United. "First United's management team and Board remain committed to delivering strong financial results for our shareholders while serving our valued customers and communities. This rating recognizes our ability to deliver on that commitment and the efforts of all of our employees. This past year has been a difficult year for many but it has also demonstrated our ability to support our communities and protect and create value for our investors, which we will remain focused on as the economy hopefully continues to rebound."

"This is indeed reflective of First United Bank & Trust's dedication and commitment, not only to its customers, but to the entire community", reflects Karen Dorway, president of BauerFinancial. "Community banks, like First United Bank & Trust, have been on the front lines doing what is necessary to help their neighbors and friends. This is the type of devotion you will only find in a community bank."

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers (the "Bank"), and two statutory trusts that were used as financing vehicles.  The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland.  First United Corporation's website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," and similar expressions. Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission (the "SEC") entitled "Risk Factors," including among many others the risk factor set forth in First United's Annual Report on Form 10-K, as amended, for the year ended December 31, 2019 entitled, "The outbreak of the recent coronavirus ('COVID-19'), or an outbreak of another highly infectious or contagious disease, could adversely affect the Corporation's business, financial condition and results of operations." and any updates thereto that might be contained in subsequent reports filed by First United.  The risks and uncertainties associated with the COVID-19 pandemic and its impact on First United will depend on, among other things, the length of time that the pandemic continues; the duration of the potential imposition of further restrictions on travel in the future; the effect of the pandemic on the global, national, and local economies and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state, and local governments; and the inability of employees to work due to illness, quarantine, or government mandates.

IMPORTANT ADDITIONAL INFORMATION

First United, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from First United's shareholders in connection with First United's 2021 annual meeting of shareholders. First United intends to file a definitive proxy statement and a BLUE proxy card with the SEC in connection with any such solicitation of proxies from First United shareholders. SHAREHOLDERS OF FIRST UNITED ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Exhibit 99.2 to First United's Current Report on Form 8-K, filed with the SEC on January 12, 2021 ("Exhibit 99.2") contains information regarding the direct and indirect interests, by securities holdings or otherwise, of First United's directors and executive officers in First United's securities. If the holdings of First United's securities change from the amounts provided in Exhibit 99.2, then such changes will be set forth in SEC filings on Form 3, 4, and 5, which can be found through First United's website at http://investors.mybank.com/ or through the SEC's website at www.sec.gov. Information can also be found in First United's other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2019. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2021 annual meeting of shareholders. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by First United with the SEC at no charge on the SEC's website at www.sec.gov. Copies will also be available at no charge on First United's website at http://investors.mybank.com/.

Media Contact

Prosek Partners

Brian Schaffer / Kristen Duarte

(646) 818-9229 / (646) 818-9074

bschaffer@prosek.com / kduarte@prosek.com